34175 Ardenwood Blvd Fremont, CA 94555 (510) 745-1700 – Tele (510) 745-0493 – Fax www.ardelyx.com

Exhibit 10.22

November 21, 2014

Jeremy S. Caldwell, Ph.D

520 Grace Drive

Menlo Park, CA  94025

Dear Jeremy:

On behalf of Ardelyx, I am pleased to offer you employment in the position of Executive Vice President, Research, reporting to me, the Chief Executive Officer. This letter sets out the terms of Ardelyx’s offer of employment. If you accept this offer, you will be required to execute the Company’s standard form of employee non-disclosure and assignment of inventions agreement.   In addition, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”).

Your first day of full time employment with Ardelyx will be December 1, 2014.     Your full time starting base salary will be $16,041.66 semi-monthly, which is equivalent to $385,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. You will also be eligible to receive an annual bonus of up to forty percent (40%) of your base salary, with the amount of the bonus determined by the Board of Directors based on your performance as well as the performance of the Company.  You will first become eligible for consideration for an annual bonus based upon your performance and that of the Company during calendar year 2015.

In addition, you will receive a signing bonus equal to $100,000 to be paid in full on or before on your fifth day of employment. This signing bonus will be subject to the terms and conditions of the Severance Agreement, which shall provide for your reimbursement of the applicable portion of the signing bonus to the Company in the event that you terminate your employment with the Company without good reason or the Company terminates your employment for cause, in either case, on or before the first anniversary of your commencement of employment (one hundred percent (100%) to be reimbursed) or during the period between the first and second anniversaries of the commencement of your employment (fifty percent (50%) to be reimbursed).     Ardelyx will reimburse up to $25,000 in moving expenses following receipt of invoices evidencing such expenses.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 90,000 shares of Company common stock under the Company’s equity incentive plan at an exercise price equal to the fair market value of that stock on the date of grant, which shall be the later of the date of Board approval or the first date of your employment with the Company.   Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years, and will be subject to the terms and conditions of the Company’s equity incentive plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

You will be eligible to participate in various Company fringe benefit plans, including group health insurance, 40l(k), and the Employee Stock Purchase Plan.   You will earn three weeks of vacation a year.

If this offer of employment is accepted, your employment with the Company will be “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.  The Severance Agreement will provide, subject to the terms and conditions thereof, for (i) nine month salary continuation and the payment of healthcare continuation costs for twelve months, if you terminate your employment for good reason or you are terminated without cause, in either case, outside of a change of control period, and (ii) a lump sum payment equal to 100% of the sum of your base salary and your target annual bonus for the year of termination; the payment of healthcare continuation costs for 12 months; and the vesting of 100% of your unvested stock options, if you terminate your employment for good reason or you are terminated without cause, in either case during a change of control period.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of conflict, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims filed before a judge or jury.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer and return it to me prior to or on November 26, 2014.

Jeremy, it has been a real pleasure meeting you and all of us here at Ardelyx concur that you are an excellent fit with our team, and we look forward to working with you at Ardelyx.

Best regards,

/s/  Michael Raab

Michael Raab

Chief Executive Officer

Ardelyx, Inc.

ACCEPTED

/s/ Jeremy Caldwell

_______________________________________

Jeremy Caldwell, Ph.D